SECOND AMENDED AND RESTATED

CHANGE IN CONTROL AGREEMENT

This SECOND AMENDED AND RESTATED CHANGE IN CONTROL AGREEMENT (the "Agreement") is made as of September 1, 2023 (the "Effective Date"), by and between WINNEBAGO INDUSTRIES, INC. (the "Company"), and Donald Clark (the "Executive").

RECITALS:

WHEREAS, the Executive is a senior executive and officer of the Company and of Grand Design RV, LLC, an Indiana limited liability company ("GDRV") and has made and is expected to continue to make major contributions to the profitability, growth and financial strength of GDRV and the Company;

WHEREAS, GDRV is a subsidiary of the Company;

WHEREAS, the Company recognizes that, as is the case for most publicly held companies, the possibility of a Change in Control (as hereafter defined) exists;

WHEREAS, it is in the best interests of the Company, considering the past and future services of the Executive, to improve the security and climate for objective decision making by providing for the personal security of the Executive upon a Change in Control;

WHEREAS, the Company, GDRV and the Executive are party to a Second Amended and Restated Employment Agreement effective as of September 1, 2023 (the "Employment Agreement");

WHEREAS, the Company and the Executive are party to an Amended and Restated Change of Control Agreement dated as of September 1, 2019 (the "Prior CIC Agreement"), and the Company and the Executive desire to amend and restate the Prior CIC Agreement, as set forth in this Agreement,

NOW, THEREFORE, in consideration of the foregoing premises and the past and future services rendered and to be rendered by the Executive to the Company and of the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

AGREEMENT:

1. **Change in Control**. "Change in Control" means one of the following:

(a) An Exchange Act Person becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company representing 30% or more of the combined voting power of the Company's then outstanding Voting Securities, except that the following will not constitute a Change in Control:

(i) any acquisition of securities of the Company by an Exchange Act Person from the

Company for the purpose of providing financing to the Company;

(ii) any formation of a Group consisting solely of beneficial owners of the Company's Voting Securities as of the effective date of this Plan; or

(iii) any repurchase or other acquisition by the Company of its Voting Securities that causes any Exchange Act Person to become the beneficial owner of 30% or more of the Company's Voting Securities.

If, however, an Exchange Act Person or Group referenced in clause (i), (ii) or (iii) above acquires beneficial ownership of additional Company Voting Securities after initially becoming the beneficial owner of 30% or more of the combined voting power of the Company's Voting Securities by one of the means described in those clauses, then a Change in Control will be deemed to have occurred.

(b) Individuals who are Continuing Directors cease for any reason to constitute a majority of the members of the Board.

(c) A Corporate Transaction is consummated, unless, immediately following such Corporate Transaction, all or substantially all of the individuals and entities who were the beneficial owners of the Company's Voting Securities immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding Voting Securities of the surviving or acquiring entity resulting from such Corporate Transaction (including beneficial ownership through any Parent of such entity) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Company's Voting Securities.

2. <u>Certain Definitions</u>. For purposes of the foregoing definition of "Change in Control" and this Agreement, the capitalized terms shall have the following meanings:

(a) *Affiliate*. "Affiliate" means any entity that is a "subsidiary corporation," as defined in Code Section 424(f), of the Company.

(b) *Board*. "Board" means the Board of Directors of the Company.

(c) *Code*. "Code" means the Internal Revenue Code of 1986, as amended and in effect from time to time. For purposes of the Plan, references to sections of the Code shall be deemed to include any applicable regulations thereunder and any successor or similar statutory provisions.

(d) *Continuing Director*. "Continuing Director" means an individual (i) who is, as of the effective date of this Agreement, a director of the Company, or (ii) who becomes a director of the Company after the effective date hereof and whose initial election, or nomination for election by the Company's stockholders, was approved by at least a majority of the

then Continuing Directors, but excluding, for purposes of this clause (ii), an individual whose initial assumption of office occurs as the result of an actual or threatened proxy contest involving the solicitation of proxies or consents by a person or Group other than the Board, or by reason of an agreement intended to avoid or settle an actual or threatened proxy contest.

(e) *Corporate Transaction.* "Corporate Transaction" means (i) a sale or other disposition of all or substantially all of the assets of the Company, or (ii) a merger, consolidation, share exchange or similar transaction involving the Company, regardless of whether the Company is the surviving entity.

(f) *Exchange Act Person.* "Exchange Act Person" means any natural person, entity or Group other than (i) the Company or any Affiliate; (ii) any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate; (iii) an underwriter temporarily holding securities in connection with a registered public offering of such securities; or (iv) an entity whose Voting Securities are beneficially owned by the beneficial owners of the Company's Voting Securities in substantially the same proportions as their beneficial ownership of the Company's Voting Securities.

(g) *Group.* "Group" means two or more persons who act, or agree to act together, as a partnership, limited partnership, syndicate or other group for the purpose of acquiring, holding, voting or disposing of securities of the Company.

(h) *Parent.* "Parent" means a "parent corporation," as defined in Code Section 424(e).

(i) *Voting Securities.* "Voting Securities" of an entity means the outstanding equity securities (or comparable equity interests) entitled to vote generally in the election of directors of such entity.

3. Termination Following a Change of Control. If a Change of Control shall have occurred during the Term while the Executive is still an employee of GDRV, and if the Executive's employment with GDRV is terminated within two years following such Change of Control (the "Transition Period"), then the Executive shall be entitled to the compensation and benefits provided in Section 4, subject to the terms and conditions of Section 4, unless such termination is a result of: (a) Executive's death; (b) the Executive's Disability (as defined in Section 3(a) below); (c) the Executive's termination by GDRV for Cause (as defined in Section 3(b) below); or (d) the Executive's decision to terminate employment other than for Good Reason (as defined in Section 3(c) below).

(a) *Disability.* If, as a result of the Executive's incapacity due to physical or mental illness or incapacity, (i) the Executive shall have been absent from his duties with GDRV on a full-time basis for six months and (ii) within 30 days after written Notice of Termination is thereafter given by GDRV the Executive shall not have returned to the full-time performance of the Executive's duties, GDRV may terminate the Executive's employment with GDRV due to "Disability."

(b) *Cause.* For purposes of this Agreement, "Cause" means:

(i) indictment or conviction of, or a plea of nolo contendere to, (A) any felony (other than any felony arising out of negligence), or any misdemeanor involving moral turpitude with respect to the Company or GDRV, or (B) any crime or offense involving dishonesty with respect to the Company or GDRV;

(ii) theft or embezzlement of property of GDRV or the Company or commission of similar acts involving dishonesty or moral turpitude;

(iii) repeated material negligence in the performance of Executive's duties;

(iv) knowing engagement in conduct that is materially injurious to the Company or GDRV;

(v) knowing failure, for Executive's own benefit, to comply with the covenants contained in Sections 4, 5, 6 or 9 of Executive's Second Amended Employment Agreement; or

(vi) knowingly providing materially misleading information concerning GDRV or the Company to the Company's CEO or the Board, any governmental body or regulatory agency or to any lender or other financing source or proposed financing source of the Company,

provided, Executive's employment shall not be terminated for Cause pursuant to Section 3(b)(iii) unless Executive has been provided written notice from the CEO setting forth the reason or reasons constituting Cause and Executive has failed to cure the basis on which the CEO is considering terminating his employment within 30 days of the notice, except that no notice need be provided to the extent that the act or omission is not curable.

(c) *Good Reason.* For purposes of this Agreement, "Good Reason" means the initial occurrence of any of the following actions by the Company or GDRV without the Executive's express written consent and not caused by the Executive:

(i) a material diminution of the Executive's position, duties, responsibilities or status with GDRV as in effect immediately prior to the Change of Control (other than for Cause or Disability);

(ii) a material reduction by GDRV of the Executive's base salary or annual bonus opportunity as in effect immediately prior to the Change of Control;

(iii) a relocation by more than 35 miles of the Executive's primary work location; or

(iv) any material breach by the Company of this Agreement (including without limitation a failure by the Company to obtain the assumption of this Agreement by any successor or assign of the Company as required by Section 7 below) or of any other written agreement between the Company or GDRV and the Executive relating to the Executive's employment with GDRV.

Notwithstanding the foregoing, Good Reason shall not exist unless and until each of the following have occurred: (x) within 90 days after the circumstances giving rise to Good Reason first exist, the Executive has delivered a Notice of Termination to GDRV specifying the grounds and facts believed to constitute Good Reason; (y) the Company or GDRV has failed to cure such circumstances within 30 days following receipt of the Notice of Termination from the Executive; and (z) the Executive's termination of employment is effective within 180 days following GDRV's receipt of the Notice of Termination for Good Reason.

(a) *Notice of Termination.* Any termination of Executive's employment by GDRV or Executive shall be communicated to the other party by a Notice of Termination. For purposes of this Agreement, a "Notice of Termination" means a written notice setting forth the specific termination provisions in this Agreement relied upon and the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provisions so indicated.

(b) *Date of Termination.* "Date of Termination" means (a) if this Agreement is terminated by the Company for Disability, 30 days after Notice of Termination is given to the Executive (provided that the Executive shall not have returned to the performance of the Executive's duties on a fulltime basis during such 30-day period) or (b) if the Executive's employment is terminated for any other reason, the date specified in such Notice of Termination (provided that, in the case of termination by GDRV for Cause or by the Executive for Good Reason, any applicable cure period has expired without cure).

4. **Severance Compensation upon Termination of Employment.**

(a) *Severance Benefit.* If GDRV shall terminate the Executive's employment during the Transition Period other than pursuant to Section 3(a) or (b), or if the Executive shall terminate his employment during the Transition Period pursuant to Section 3(c) for Good Reason, then, subject to Section 4(b) and (c) below, the Company or GDRV shall pay to the Executive in a lump sum as severance pay (the "Severance Benefit") an amount equal to two (2) times the sum of:

(i) the Executive's annual base salary, as in effect immediately preceding the Change of Control or, if higher, as of the Termination Date, plus

(ii) the Executive's fiscal quarterly bonus and annual target bonus, as required by Executive's Second Amended and Restated Employment Agreement as it may be

amended or replaced from time to time, as in effect immediately preceding the Change of Control or, if higher, as of the Termination Date, plus

(iii) the annual premium cost applicable to the Executive as of the Termination Date for continuation of the Executive's then-current group medical, dental and vision insurance coverage, pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA");

provided, however, that (A) so long as any portion of Executive's annual incentive bonus is determined pursuant to the Employment Agreement or by similar methodology using percentage of Net Income (as defined in the Employment Agreement), such portion of the Executive's "annual target bonus" for purposes of this Agreement shall be determined as the applicable percentage of the Net Income as set forth in the Employment Agreement and projected for GDRV in the Company's approved fiscal year management plan in effect at the relevant time; (B) any portion of Executive's annual incentive bonus determined pursuant to the Employment Agreement or by similar methodology based on GDRV's performance against an operating target shall be determined based on assuming performance met such target; and (C) the maximum Severance Benefit payable to the Executive under this Agreement shall be Three Million U.S. Dollars ($3,000,000.00).

The Severance Benefit shall be paid to the Executive within five (5) business days following the expiration of any consideration and revocation periods applicable to the Release (defined below), provided that the Executive has signed and has not revoked the Release as provided therein. Notwithstanding the foregoing, if the consideration and revocation periods applicable to the Release would allow for payment in either of two calendar years, the Severance Benefit will be paid in the second calendar year.

(b) *No Duplication of Severance Benefit.* Nothing in this Agreement shall be interpreted to provide the Executive with duplicate cash severance benefits in connection with any separation from employment with GDRV following a Change in Control. In the event that the Executive is entitled to receive severance pay or benefits under any other employment, severance or similar agreement, or under any severance benefit plan provided by the Company (excluding any equity-based compensation), to avoid duplication of benefits the amount of the Severance Benefit payable under this Agreement will be reduced by any such other severance benefits payable to the Executive.

(c) *Conditions of Payment.* The Company will have no obligation to the Executive for payment of the Severance Benefit pursuant to Section 4(a) unless the Executive has signed and not revoked a release of claims for unpaid compensation in favor of the Company in a form to be prescribed by the Company (which release, however, will not require the Executive to release any rights the Executive may have to vested benefits under any employee benefit plan of the Company or GDRV, to equity-based awards pursuant to Company plans and award agreements granted to the Executive, or to indemnification or

advancement of defense costs consistent with applicable laws and insurance policies of the Company or GDRV) (the "Release").

5. **Excise Tax - Payment Limitation.** Notwithstanding anything in this Agreement or any written or unwritten policy of the Company to the contrary, (i) if it shall be determined that any payment or distribution by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement, any other agreement between the Company and Executive or otherwise (a "Payment" or "Payments"), would constitute a parachute payment ("Parachute Payment") within the meaning of Section 280G of the Code and would, but for this Section 5, be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the "Excise Tax"), then prior to making the Payments, a calculation shall be made comparing (i) the Net Benefit (as defined below) to the Executive of the Payments after payment of the Excise Tax to (ii) the Net Benefit to the Executive if the Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (i) above is less than the amount under (ii) above will the Payments be reduced to the minimum extent necessary to ensure that no portion of the Payments is subject to the Excise Tax. "Net Benefit" shall mean the present value of the Payments net of all federal, state, local, foreign income, employment and excise taxes. The Payments shall be reduced in a manner that maximizes the Executive's economic position. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A of the Code, and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero. Any determination required under this Section 5, including whether any payments or benefits are parachute payments, shall be made by the Company in its sole discretion. The Executive shall provide the Company with such information and documents as the Company may reasonably request in order to make a determination under this Section 5. The Company's determination shall be final and binding on the Executive. The parties acknowledge that the Executive is solely responsible for the payment of any Excise Tax that is assessed based upon a payment made pursuant to this Agreement or any other payment made by the Company pursuant to any other plan or obligation.

6. **No Obligation To Mitigate Damages; No Effect on Other Contractual Rights**. The Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by the Executive as the result of employment by another employer after the Date of Termination, or otherwise except as provided in Section 4(b).

7. **Successor to the Company.**

(a) The Company will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) of all or substantially all of the business and/or assets of the Company, expressly, absolutely and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. Any failure of the Company to obtain such agreement prior to the effectiveness of any such succession or

assignment shall be a material breach of this Agreement and shall entitle the Executive to terminate the Executive's employment for Good Reason in the manner specified in Section 3(d). As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor or assign to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 7 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

(b) This Agreement shall inure to the benefit of and be enforceable by the Executive's personal and legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees. If the Executive should die while any amounts are still payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with and subject to the terms and conditions of this Agreement to the Executive's devisee, legatee, or other designee or, if there be no such designee, to the Executive's estate.

8. **No Guaranty of Employment**. Nothing in this Agreement shall be deemed to entitle the Executive to continued employment with the Company or GDRV, and the rights of the Company and GDRV to terminate the employment of the Executive shall continue as fully as if this Agreement were not in effect, subject to the payment of benefits provided for herein, as applicable.

9. **Notice**. For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered, if delivered personally; (b) one business day after deposit with a reputable national overnight courier; or (c) three business days after mailing by United States registered mail, return receipt requested, postage prepaid. For purposes of Section 9(b) and (c), delivery shall be properly addressed as follows:

If to the Company:

Winnebago Industries, Inc.
Attn: Chair of the Board
13200 Pioneer Trail
Eden Prairie, MN 55347

If to the Executive:

At the last known address in the Personnel records of the Company

or such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

10. **Miscellaneous**. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or

subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. This Agreement supersedes all prior agreements and understandings with respect to such subject matter, including without limitation the Prior CIC Agreement, but does not affect, modify or supersede the Employment Agreement or any other agreement between the Company and/or GDRV and the Executive relating to the protection of confidential, proprietary or trade secret information, the assignment of inventions, non-competition with the Company or non-solicitation of customers or employees.

11. **Dispute Resolution.** In the event of any controversy, dispute or claim arising out of or relating to the breach, enforcement or interpretation of this Agreement ("Dispute"), before proceeding with any legal claim or process each party agrees to first notify the other party in writing of the existence and nature of the Dispute and to enter into discussions in good faith to resolve such Dispute. In the event that the parties are unable to resolve such Dispute through negotiation within thirty (30) days after written notice of the Dispute was first given, the parties agree to participate in good faith in mediation before a mediator mutually agreed upon by the parties. If the parties are unable to agree on a mediator, a mediator shall be selected through the strike method from a list of mediators provided pursuant to the Commercial Mediation Procedures of the American Arbitration Association as in effect on the date of the written notice of Dispute is given. The mediation session will be held within ninety (90) days following the date written notice of the Dispute is first given by any party and, if not resolved, either party may proceed with such Dispute in any other manner permitted by law. The mediation shall be treated confidentially by the parties and the mediator. This Section 11 does not affect any rights that the Executive or the Company may have in law or equity to immediately seek emergency or temporary injunctive and other equitable relief.

12. **Governing Law; Jurisdiction.** This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana, without giving effect to any choice or conflict of law provision or rule, whether of the State of Indiana or any other jurisdiction, that would cause the application of laws of any jurisdiction other than the State of Indiana.

13. **Attorneys' Fees.** In any action or proceeding relating to any Dispute (other than mediation pursuant to Section 11), the prevailing party shall be entitled to recover its/his reasonable attorneys' fees, costs and expenses from the other party, in addition to such other relief to which the prevailing party may be entitled.

14. **Validity; Survival**. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. The obligations and rights of the parties hereunder that by their terms continue beyond the Term shall survive termination of this Agreement.

15. **Counterparts**. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

16. **Confidentiality**. At all times during and after employment with GDRV, the Executive shall retain in confidence, and shall take reasonable steps to protect the confidentiality of, any and all Confidential Information known to the Executive concerning the Company, its Affiliates and any of their businesses, as provided in (and as "Confidential Information" is defined in) the Employment Agreement.

17. **Term.** This Agreement is effective for the period (the "Term") commencing on the date specified in the first paragraph above and shall continue until December 31, 2026, provided that such period shall be automatically extended for one year, and from year to year thereafter, until written notice of termination of this Agreement is given by the Company or the Executive to the other party at least 60 days prior to December 31, 2026 or the extension year then in effect. Notwithstanding the foregoing, (i) if a Change of Control occurs during the Term, the Term shall be extended and shall continue until the last day of the Transition Period that commences upon such Change of Control and (ii) this Agreement shall terminate automatically upon the termination of the Employment Agreement.

18. **Taxes; Section 409A.** This Agreement is intended to satisfy the short-term deferral exception to Section 409A of the Code and the regulations thereunder. This Agreement shall be administered accordingly; and if necessary, amended to ensure satisfaction of the short-term deferral exception.

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IN WITNESS WHEREOF, the parties have executed this agreement on the date set out above.

WINNEBAGO INDUSTRIES, INC.

By: /s/ Michael J. Happe

Michael J. Happe
Chief Executive Officer

EXECUTIVE:

/s/ Donald Clark

Donald Clark